PRICE WATERHOUSE LLP




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in the Form 8-K of Macerich Valley View Limited Partnership dated October 21, 1996 of our report dated September 30, 1996 relating to the Statement of Revenues and Direct Operating Expenses of Valley View Center.



Price Waterhouse LLP


Chicago, Illinois
November 1, 1996